Exhibit 10.1

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

This AMENDED AND RESTATED MASTER SERVICES AGREEMENT (this “Agreement”), dated as of [●], 2022 (the “Effective Date”), is made by and among Post Holdings, Inc., a Missouri corporation (“Post”), BellRing Intermediate Holdings, Inc., a Delaware corporation (“Old BellRing”), BellRing Brands, Inc., a Delaware corporation (“New BellRing”), and BellRing Brands, LLC, a Delaware limited liability company (“BellRing, LLC”).

RECITALS

A. Old BellRing, Post, New BellRing (as successor to BellRing Distribution LLC) and BellRing Merger Sub Corporation are parties to that certain Transaction Agreement and Plan of Merger, dated as of October 26, 2021 (the “Transaction Agreement”).

B. As part of the transactions described in the Transaction Agreement, the parties have agreed to amend and restate that certain Master Services Agreement dated as of October 21, 2019 (the “Original Agreement”) and for Post to continue to provide, or cause to be provided, certain services to New BellRing and its Subsidiaries from and after the Effective Date for set periods of time not to exceed three (3) years upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby approve and adopt this Agreement and mutually covenant and agree with each other as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION; CONSTRUCTION

Section 1.1 Certain Defined Terms. For the purposes of this Agreement, the following terms shall have the meaning set forth below:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.

“Applicable Law” shall mean any Law(s) in any jurisdiction applicable to a given activity, service, situation, circumstance, Service Provider, Recipient, other Person or provider, this Agreement or the rights, obligations and benefits of the parties hereunder, including the performance or receipt of any Service hereunder.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in St. Louis, Missouri are authorized or required by Applicable Law or other governmental action to close.

“Data Protection Laws” mean collectively any applicable data protection, privacy or similar laws applicable to the processing of Personal Data in the jurisdiction where Services are performed and/or applicable to the Personal Data processed as part of the Services as the same may change from time to time, including, as applicable, the Health Insurance Portability and Accountability Act (“HIPAA”), the Gramm-Leach-Bliley Act of 1999 (“GLBA”), the California Consumer Privacy Act of 2018, (“CCPA”), the Virginia Consumer Data Protection Act (from and after January 1, 2023) (the “VCDPA”), the Colorado Privacy Act (from and after July 1, 2023) (the “CoPA”), the European Union General Data Protection Regulation, (EU) 2016/679 (“GDPR”), the UK General Data Protection Regulation (“UK GDPR”), Canada’s Personal Information Protection and Electronic Documents Act (“PIPEDA”), all state and local laws requiring notice of breaches involving Personal Data and any and all orders, rules and regulations promulgated under any of the foregoing, all as the same have been amended and may be amended in the future.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Intellectual Property Rights” shall mean all common law and statutory rights anywhere in the world arising under or associated with: (i) patents and similar or equivalent rights in inventions and applications and rights or claims of priority therefor, including international applications under the Patent Cooperation Treaty; (ii) all trademarks, service marks, trade names, service names, trade dress, logos and other identifiers of the source or origin of goods and services and all statutory, common law and rights provided by international treaties or conventions in any of the foregoing; (iii) trade secret and industrial secret rights and rights in confidential information; (iv) copyrights and any other equivalent rights in works of authorship (including Software); (v) rights in domain names, uniform resource locators and other names and locators associated with Internet addresses and sites; (vi) applications for, registrations of and divisions, continuations, continuations-in-part, reissuances, renewals, extensions, restorations and reversions of the foregoing (as applicable); and (vii) all other similar or equivalent intellectual property or proprietary rights anywhere in the world .

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean any and all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved or determined or determinable, including those arising under any Law, claim (including any third party claim), demand, Action or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, or those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” shall mean actual losses, costs, damages, penalties and expenses (including reasonable and documented outside legal and accounting fees and expenses and costs of investigation and litigation, including all court costs, expert witness fees and other litigation expenses).

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Personal Data” shall mean any data or information processed pursuant to this Agreement which may be used, alone or in conjunction with any other data or information, to identify a specific person or household or to make a specific person or household identifiable, including, without limitation, any (1) name, social security number, date of birth, official state or government issued driver’s license or identification number, alien registration number, government passport number, employer or taxpayer identification number; (2) unique biometric data, such as fingerprint, voice print, retina, iris image, or other unique physical representation; (3) unique electronic identification number, address, or routing code; or (4) telecommunication identifying information or access device. “Personal Data” includes, without limitation, any and all data or information that constitutes “personal data”, “personal information”, “personally identifiable information” or similar term under any applicable Data Protection Law.

“Post Change of Control” shall mean, with regard to Post, a “Change in Control” as defined in the Post Holdings, Inc. 2019 Long-Term Incentive Plan except that the requirement in such definition that an event described therein must also constitute a “change in control event” under Section 409A of the Code shall not apply to, or be required to be considered, a “Post Change of Control” for the purposes of this Agreement.

“Processing” shall mean any operation or set of operations which is performed on personal data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Recipient” shall mean, as applicable, New BellRing or one of its Subsidiaries to the extent any such entity is receiving Services pursuant to this Agreement.

“Recipient Change of Control” of New BellRing and the other Recipients shall have occurred in the event any transaction or series of transactions (however structured or evidenced) is/are consummated:

(a) involve(s) the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of New BellRing and its Subsidiaries taken as a whole, or

(b) which (i) result(s) in a Recipient no longer being a direct or indirect Subsidiary of New BellRing or (ii) involve(s) the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of a Recipient.

“Recipient Data” means any data or information of Recipient whether used, utilized or disclosed to Service Provider in connection with the Services or not.

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, members, managers, employees, agents, consultants, advisors, accountants, attorneys, financing sources or other representatives.

“Service Provider” shall mean Post or one of its Affiliates to the extent such entity is providing Services pursuant to this Agreement.

“Service Provider Data” means any data or information of Service Provider whether used, utilized or disclosed to Recipient in connection with the Services or not.

“Services” shall mean the services described on the schedules forming Exhibit A, attached hereto and incorporated herein by this reference (collectively, the “Services Schedules” and each a “Services Schedule”).

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture, partnership or other entity of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

Section 1.2 Interpretive Matters.

(a) Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular, (ii) the use of masculine pronouns shall include the feminine and neuter, (iii) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” (iv) the word “or” shall be inclusive and not exclusive, (v) all references to Sections refer to the Sections of this Agreement, and all references to Exhibits refer to the Exhibits attached to this Agreement, (vi) each reference to “herein” means a reference to “in this Agreement,” (vii) each reference to “$” or “dollars” shall be to United States dollars, (viii) each reference to “days” shall be to calendar days, (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (x) each reference to any contract or agreement shall be to such contract or agreement as amended, supplemented, waived or otherwise modified from time to time, (xi) unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1), (xii) a reference to an entity includes any successor entity, whether by way of merger, amalgamation, consolidation or other business combination and (xiii) if any payment required to be made hereunder is required to be made on a day that is not a Business Day, then, instead of such day, such payment shall be made on the immediately succeeding Business Day.

(b) The headings contained in this Agreement and in any Exhibit hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties hereto acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

ARTICLE II

SERVICES

Section 2.1 Services and Contracts.

(a) Services. Service Provider shall provide, or cause to be provided, to Recipient(s), the Services described in Exhibit A, all at the direction of Recipient(s). For each Service, Exhibit A sets forth, among other things, a description of the Service to be provided, the fees to be paid in respect thereof, and, if applicable, any other terms or standards applicable thereto. Unless otherwise provided in a Services Schedule, each Service shall be provided for the Term (as such term is defined below).

(b) Contracts. Post and its Subsidiaries have certain contracts or agreements under which it and its Affiliates (including, prior to the Merger Effective Time, Old BellRing and BellRing LLC and its Subsidiaries) may purchase, procure, use or utilize goods and/or services (collectively the “Shared Contracts” and each individually a “Shared Contract”). Shared Contracts will change from time to time in the ordinary course of Post’s and the applicable Affiliate’s business, and none of Post or any of its Affiliates are obligated to have or maintain any, or any certain, Shared Contract(s) during the Term. Subject to the receipt of the applicable Required Consent as described in Section 2.6, the parties may agree that certain of these Shared Contracts may continue to be utilized for the benefit of Recipient after the Effective Date for a transition period not to exceed the Term until (1) Recipient obtains contracts in its own name with third party vendors or (2) Service Provider is no longer able to utilize such Shared Contracts for the benefit of Recipient. All fees, costs and expenses associated with Recipient’s receipt of any goods and/or services under the Shared Contracts that are incurred by Service Provider shall be reimbursable out-of-pocket expenses passed-through to and payable by Recipient pursuant to Section 4.1.

Section 2.2 Modification of Existing Services.

(a) From time to time, Recipient or Service Provider may desire to implement changes to the Services if not otherwise specifically precluded in the Services Schedules. In such case, the requesting party will notify the other party through its Service Manager (as defined below) of the desired change. The parties will discuss in good faith the nature of the modification to the Services and any resulting changes in fees, costs, specifications and scheduling. In no event shall Service Provider be obligated to support or implement changes to the Services (including, without limitation, as it relates to changes in employee benefit plan/program design). Changes to Services will only be effective upon the mutual written agreement of the parties.

(b) The Services provided hereunder and Service Provider’s ability to perform such Services are based and contingent upon Recipient (i) not owning or operating any manufacturing facilities other than those owned by Active Nutrition International GmbH (“ANI”) as of the Effective Date; (ii) not owning or directly operating any information technology servers other than those owned by ANI as of the Effective Date (the “IT Servers Assumption”) and (iii) not having its own data center other than those owned by ANI as of the Effective Date (collectively, the “Assumptions”). Recipient shall provide Service Provider with written notice of any contemplated change to any of the Assumptions during the Term no less than ninety (90) days prior to (or, if providing such ninety (90) day notice is not practicable, reasonably in advance of) such change taking effect. Upon receipt of such notice, Service Provider will in good faith determine whether or not it can continue to perform some or all of the Services as then currently performed and, if not, Service Provider has the right, which may be exercised through delivery of written notice to New BellRing, to either (1) modify the affected Services, the security obligations in Exhibit B and/or the Security Standards in Exhibit C or the fees for the affected Services as a result of such change in the Assumptions or (2) terminate all of the Services or the affected Services as a result of such change in the Assumptions; provided that, notwithstanding the foregoing, with respect to any change in the IT Servers Assumption, Service Provider’s right to modify Services, modify fees for Services and terminate Services pursuant to this sentence shall only apply in respect of the Services described in the IT portion of the Services Schedule and any other Services that Service Provider reasonably believes, in good faith, are impossible, impracticable or pose too great of security risk to continue to perform as a result of the change. If Recipient is unwilling to agree to the modification of affected Services or fees described in subclause (1) in the preceding sentence, Recipient may terminate such modified Service pursuant to Section 11.1 below.

Section 2.3 Subcontractors; Service Providers. The Services may, at Service Provider’s sole discretion, be provided in whole or in part by Affiliates of Service Provider or by third party subcontractors or service providers selected by Service Provider, provided that, Service Provider shall (a) use commercially reasonable efforts to provide written notice to Recipient of the use of any new third party subcontractor or service provider at least five (5) Business Days prior to the commencement of the provision of Services by such subcontractor or service provider; provided, however, that Service Provider shall have no liability for failure to timely provide such written notice unless Recipient is actually harmed by such failure to timely provide such notice, and

(b) retain responsibility for the provision to Recipient of the Services regardless of whether a Service is performed by Service Provider’s Affiliate, third party subcontractor or third party service provider.

Section 2.4 Personnel. All Service Provider’s (or its Affiliates’, third party contractors’ or service providers’) personnel (“Service Provider Personnel”) providing Services under this Agreement will be under the direction, control, and supervision of Service Provider, and Service Provider will have the sole right to exercise all authority with respect to the employment, termination, assignment and compensation of Service Provider Personnel. Service Provider is not obligated to hire any additional employees or maintain the employment of any specific employee, and to the extent a Services Schedule is priced to include additional employees assigned to support various Services, to the extent Service Provider determines to staff Services with different or existing employees rather than assign new employees to perform Services, it shall be permitted to do so; provided, however, that, in no such instances shall such determination by the Service Provider result in any non-de minimis increase, whether individually or in the aggregate, in the pricing set forth in the applicable Services Schedule(s). All Service Provider Personnel providing Services under this Agreement will be deemed to be representatives solely of Service Provider (or such Affiliates, third party contractors or service providers) for purposes of all compensation and (as applicable) employee benefits and not to be employees or representatives of Recipient.

Section 2.5 Compliance with Policies; Safety of Personnel. Recipient acknowledges that Service Provider has instituted and may continue to institute and revise a variety of policies and procedures related to its operations and the provision of the Services. Service Provider shall perform all Services in a manner that is consistent with such policies and procedures of Service Provider and any reasonable policies and procedures of Recipient to the extent that (i) such policies and procedures of Recipient have been provided to Service Provider, (ii) such policies and procedures of Recipient do not conflict with, and are generally consistent with, Service Provider’s own policies and procedures and (iii) the subject Services are not also being jointly performed for Post or one or more of Post’s Affiliates. To the extent Services are performed onsite at Recipient’s place(s) of business, (i) Service Provider will comply with any health, safety and/or security policies and procedures applicable to such place of business so long as Recipient has provided such policies and procedures for Service Provider’s review prior to the same being enforced against Service Provider or any Service Provider Personnel and (ii) Service Provider may withdraw any Service Provider Personnel providing Services at any Recipient place of business if Service Provider has a reasonable opinion that such Service Provider Personnel face any risk to their personal safety, security or health.

Section 2.6 Third Party Costs and Consents. The parties will work together to obtain any consents required for the provision of the Services for Recipient by the applicable Service Provider hereunder (the “Required Consents”). Recipient shall directly pay, or shall reimburse Service Provider for, any amounts that are required to be paid to any licensors or third party providers in order to obtain the Required Consents that are necessary for the provision of the Services to Recipient, including without limitation, any consent or documentation fees. The parties further agree that the costs associated with the purchase or maintenance of additional licenses or use rights required for Recipient to use or utilize a given product or service that is being provided as a Service hereunder will be reimbursable out-of-pocket expenses paid by Recipient pursuant to Section 4.1(a). Notwithstanding anything contained in this Agreement or the Transaction Agreement, (a) Service Provider shall not be required to provide any Services to the extent that a Required Consent is needed for such Services and such Required Consent has not been, or cannot be, obtained despite Service Provider’s commercially reasonable attempts to do so, or if providing such Services would otherwise violate the terms of any of Service Provider’s agreements with its third party providers and (b) prior to the payment for, or incurrence of, any expense, fee or other amount required to be borne by Recipient for a Required Consent pursuant to this Section 2.6 (which, if not then known, may be based off of the Service Provider’s reasonable good faith estimated as to the expense, fee or other amount), Service Provider shall notify Recipient of such expense, fee or other amount in writing and Recipient may, at Recipient’s sole discretion, elect not to receive the Service for which the applicable Required Consent is required and, in such case, shall not be responsible for any such expense, fee or other amount. Notwithstanding the foregoing, if (x) Service Provider is not able to obtain any such Required Consent, despite Service Provider’s commercially reasonable attempts to do so or (y) Recipient elects not to receive a Service pursuant to clause (b) of the immediately preceding sentence, Service Provider shall promptly notify Recipient thereof (in the case of clause (a)) and the parties will work together to arrange an alternative means of providing such Service or for Recipient to receive the Service, which may include Recipient obtaining replacement services directly from a third party provider, all at Recipient’s expense.

Section 2.7 Underlying Contract and Shared Contract Compliance.

(a) The parties acknowledge and agree that Service Provider will be utilizing certain assets, Intellectual Property Rights and technologies, including, without limitation, Software, owned or licensed by Service Provider in the performance of the Services and that, in the receipt and utilization of such Services, Recipient may utilize, access or use such assets, Intellectual Property Rights and technologies, including, without limitation, Software (collectively, “Service Provider Assets”). Except as necessary for the receipt and utilization of the Services hereunder and as may be granted with regard to Shared Contracts, nothing herein shall grant Recipient or any of its Subsidiaries any ownership interest or license in or to such Service Provider Assets. Recipient and each of its Subsidiaries shall comply with each agreement, license or other contract between Service Provider and the applicable vendor or third party service provider related to the Service Provider Assets (collectively the “Underlying Contracts”) utilized, accessed or used by Recipient and the given Subsidiary in its receipt and utilization of the Services hereunder to the extent that the terms of any such Underlying Contract would be applicable to Recipient in its capacity as a recipient of Services pursuant to this Agreement. Recipient and each of its Subsidiaries shall comply with each Shared Contract to the extent that such Shared Contract is utilized by Recipient or such Subsidiary. Service Provider and each of its Affiliates shall comply with each Underlying Contract and each Shared Contract to the extent such Underlying Contract or Shared Contract is applicable to Service Provider or such Affiliate.

(b) Upon Recipient’s request, at Service Provider’s option, either a copy of each Underlying Contract and each Shared Contract shall be made available to Recipient (with any information reasonably considered by Service Provider to be proprietary or confidential redacted) or a summary of the substantive purchase, license or use terms of the applicable Underlying Contract or Shared Contract that are utilized by Recipient or its Subsidiary shall be made available to Recipient; provided, however, that in no event shall Service Provider be required to disclose an Underlying Contract or Shared Contract or provide a summary thereof, as applicable, to the extent that Service Provider is, in its reasonable, good faith judgment, prohibited by the applicable contract or vendor arrangement from disclosing such Underlying Contact or Shared Contract or providing a summary thereof, as applicable; provided, further, that should Recipient breach any Underlying Contract or Shared Contract that could not be provided to Recipient in accordance with the immediately preceding proviso of this sentence, Service Provider shall provide Recipient written notice of such breach and a reasonable period (based upon the facts and circumstances of the particular breach) to cure such breach prior to seeking any rights or remedies, including, but not limited to, indemnification under Section 8.1, available to Service Provider as a result of such breach.

Section 2.8 Services Managers. Service Provider and Recipient shall select one or more service managers (each a “Service Manager”) to act as its primary contact person(s) for the provision or receipt, as applicable, of the Services. Communications relating to the provision of the particular Services shall be directed to the applicable Service Manager of the other party. A party may change a Service Manager upon prior written notice to the other party, provided, however, that, before assigning a new Service Manager, such party will notify the other of the proposed assignment, introduce the individual to the appropriate representatives of the other party and provide such party with any information regarding the individual that may be reasonably requested by the other party. Service Provider’s Service Manager shall initially be Bryan Schack. Recipient’s Service Manager shall initially be Paul Rode.

ARTICLE III

PROVISION OF SERVICES

Section 3.1 No Secondment. For the avoidance of doubt, Service Provider is not under any obligation to second or procure the secondment to Recipient of any employee or other personnel in connection with the provision of the Services.

Section 3.2 Access to and Use of Facilities. To the extent reasonably required to perform the Services hereunder, Recipient will provide (or as necessary will cause its Affiliates to provide) Service Provider with access to and use of such Recipient’s applicable facilities. Recipient shall provide all information reasonably required or requested by Service Provider to perform its obligations under this Agreement. Any visit to any of Recipient’s facilities required in connection with the Services will be provided at Recipient’s sole risk except with respect to any violation of Applicable Law, negligence or willful misconduct by Service Provider, its Affiliates or its or their respective Representatives. Recipient shall be liable for, and shall fully defend, indemnify and hold Service Provider and its Affiliates harmless from, any and all injuries or death suffered by any Service Provider Personnel arising in connection with any visit by such personnel to Recipient’s facilities to the extent such injury or death is caused by Recipient’s violation of Applicable Law, negligence or willful misconduct.

Section 3.3 Dispute Resolution. In the event that the parties are unable to agree upon any matters related to the performance of Services under this Agreement, the disputed matter will be first referred to the Service Managers for resolution. If a mutually acceptable agreement is not reached within a reasonable time, the matter will then be referred to the applicable senior management at each party hereto for resolution. Thereafter, the parties may seek the other rights and remedies available to such party. This Section 3.3 in no way limits, delays or restricts a party’s ability to seek specific performance, injunctive relief or other equitable relief as provided under Section 12.12.

Section 3.4 Nature of Services. Service Provider will not exercise control over Recipient’s employees and will not be a joint employer of Recipient’s employees. Service Provider is not providing Services as a professional employer organization or similar organization. If a Governmental Authority of competent authority determines that Service Provider is or may be a joint employer of Recipient’s employees or is a professional employment organization or similar organization, Service Provider may, in its sole discretion, terminate this Agreement as to the affected Services, which affected Services will include, but may not be limited to, all of the Services that were the subject of the Governmental Authority’s determination that Service Provider is a joint employer or a professional employment organization or similar organization, including the Services as a whole if such were the subject of such determination, without penalty or liability (and will be further entitled to indemnification, defense and hold harmless relief as set forth in Article VIII); provided, however, that in the event of such termination pursuant to this Section 3.4, Service Provider shall make commercially reasonable efforts, for a period of no more than six (6) months or the until the end of the Term, whichever is shorter, to assist Recipient in transitioning Services to Recipient or Recipient’s service provider of choice, with such transition services to be provided at a cost to be negotiated by the Parties working in good faith.

ARTICLE IV

PAYMENT FOR SERVICES

Section 4.1 Payment Obligation.

(a) Recipient shall pay Service Provider or, to the extent specified on an invoice delivered to Recipient pursuant to Section 4.3, an applicable Affiliate thereof, the undisputed fees described on the applicable Services Schedule for the Services provided to Recipient by Service Provider plus Recipient shall reimburse Service Provider for all reasonable, documented, undisputed out-of-pocket expenses incurred by Service Provider while obtaining any Required Consent or in the rendering of the applicable Services for Recipient (including third party contractors or professional fees and any license, service or access fees, including any third party vendor fees and other third party supply costs). For the avoidance of doubt, the monthly costs/fees set forth on Exhibit A do not include any third party costs or pass through expenses (whether separately billed to Recipient or amounts allocated to Recipient out of the overall bill to Service Provider) paid by Service Provider for goods and services used by Recipient, but, to the extent practicable, Service Provider has provided in the footnotes to the Services Schedules estimates of what Service Provider believes, as of the Effective Date, the reimbursable expenses for certain given Services may be. All such third party costs and pass through expenses will be reimbursed by Recipient as provided above regardless of whether consistent with such estimates or not. For example, the monthly costs/fees on Exhibit A do not include any Shared Contract costs or any license fees paid for any Software licenses or services purchased by Service Provider and used by Recipient.

(b) Monthly Cost/Fee Adjustments. Beginning on the anniversary of the Effective Date (starting the next Term Year (as such term is defined below)), the monthly costs/fees for the given Services, for which there has not been a monthly costs/fees adjustment made, shall automatically increase by [two and 1⁄2 percent (2.5%)] over the monthly costs/fees charged for such Services during the just completed term year. Such monthly costs shall continue in effect until the monthly costs/fees are again adjusted (whether automatically as provided above or upon mutual agreement of the parties).

Section 4.2 Certain Third Party Costs. Recipient acknowledges and agrees that the prices charged by third party suppliers for any goods (e.g., Software, raw materials and packaging) and services (e.g., promotions) procured from third party service providers which Service Provider is procuring on Recipient’s behalf as part of the Services provided hereunder may be subject to fluctuation and, as such, Service Provider cannot guarantee that it will be able to maintain certain pricing levels for any such goods or services. Recipient shall reimburse Service Provider for the applicable amounts charged by such third parties to Service Provider to purchase such goods and services, regardless of any such fluctuation in price.

Section 4.3 Invoices; Payment Due Date. Unless otherwise agreed to by Service Provider and Recipient in accordance with past practice, Service Provider or an applicable Affiliate thereof shall provide Recipient with a monthly invoice reflecting in reasonable detail (a) the Services provided during the preceding month, (b) monthly costs/fees owed for such Services and (c) all reasonable out-of-pocket expenses incurred by Service Provider or its Affiliates and reimbursable by Recipient as provided above. All amounts shall be due and payable within thirty (30) days of the date the invoice is received. In the event Recipient disputes the amounts reflected on an invoice, Recipient shall deliver a written statement to Service Provider or such Affiliate within ten (10) days following receipt of Service Provider’s or such Affiliate’s invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items.

Section 4.4 Interest on Late Payment. Any amounts owed by Recipient under this Agreement that are not paid when due shall bear interest, from the time the payment was due until the time paid, at a rate per annum compounded annually, equal to the lesser of one and a half percent (1.5%) per month or the highest rate allowed by Applicable Law.

Section 4.5 Taxes.

(a) The fees under this Agreement exclude all applicable excise, sales, use, value added, goods and services or similar tax imposed by any federal, state, provincial, local or foreign taxing authority (“Sales Tax” or “Sales Taxes”), and Recipient will be responsible for payment of all such Sales Taxes for which Recipient bears primary liability under Applicable Law and any related penalties and interest arising from the payment of fees and expenses to Service Provider or its Affiliates. Recipient shall be entitled to withhold from any payment hereunder all taxes as are required to be withheld under Applicable Law. Service Provider and Recipient shall reasonably cooperate to minimize any applicable withholding taxes. For the avoidance of doubt, all taxes levied on Service Provider’s income or gross receipts or any franchise taxes of Service Provider shall be Service Provider’s responsibility.

(b) Service Provider Personnel who provide, or are expected to provide, Services from a location that is outside of their normal tax jurisdiction may be subject to increased taxes, including U.S. federal, state, social and local taxes. Service Provider will work to mitigate such additional tax and tax-related charges, which may include removal of such Service Provider Personnel from performing the applicable Services. Service Provider will use commercially reasonable efforts to inform Recipient in advance if such a situation is arising and if Service Provider Personnel will be removed as the result of such taxes being increased. Service Provider will not remove such Service Provider Personnel from the performance of Services hereunder if, within thirty (30) days of Recipient being so informed, Recipient agrees in writing to reimburse Service Provider (and the particular Service Provider Personnel) for the amounts payable to cover such increased tax liabilities. For the avoidance of doubt, if Recipient so agrees, Recipient will be responsible for, and will pay, the increased federal, state, social and local taxes and any compliance costs incurred by such Service Provider Personnel or by Service Provider with regard thereto. Application of tax law affecting Service Provider Personnel will be determined by Service Provider in its reasonable discretion.

Section 4.6 Expenses. Except as otherwise specified in this Agreement (including Section 4.1 and Section 4.5), each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in carrying this Agreement into effect.

ARTICLE V

SERVICE STANDARDS

Section 5.1 Standard of Service. Service Provider warrants that the Services will be provided in a workmanlike and professional manner by Service Provider Personnel having a level of skill in the area commensurate with the requirements of the scope of Services to be performed as described in the Service Schedules and this Agreement. Service Provider further warrants that the Services will be performed in a commercially reasonable manner and in accordance with any specific terms and/or performance standards set forth in the relevant Services Schedule. In providing the Services, Service Provider shall (a) perform, or cause to be performed, the Services (i) in a commercially reasonable manner with a degree of care, and at a level of quality, timeliness, efficacy, priority and service, consistent with that provided by Service Provider and its Affiliates to Affiliates of Post that rely on Service Provider or its Affiliates for such or similar services and (ii) in accordance with applicable industry standards and any other specific terms and/or performance standards set forth in this Agreement and the relevant Services Schedule and (b) comply in all material respects with all Applicable Laws.

Section 5.2 Remediation. Recipient agrees that the remedies available to it in the event of a failure of Service Provider to provide the Services in accordance with the applicable Services Schedule in breach of the warranty set forth in Section 5.1 should be limited to Service Provider using commercially reasonable efforts to correct the problems that resulted in such failure, and therefore no service credits, rebates or refunds will be awarded for a failure to provide the Services. In recognition of this, except with respect to Service Provider’s indemnification obligations in Section 8.2, Recipient’s sole and exclusive remedy, and Service Provider’s sole and exclusive obligation, for any breach of the warranty set forth in Section 5.1 or any claim regarding Service Provider’s failure to provide any Services in accordance with this Agreement shall be the remediation activities set forth in this Section 5.2. In the event Service Provider does not provide a Service as specified in the applicable Services Schedule, then Service Provider agrees that it will use its commercially reasonable efforts to re-perform the applicable Service as soon as reasonably practicable thereafter.

ARTICLE VI

CONFIDENTIALITY

Section 6.1 Definition. “Confidential Information” means, with regard to any party hereto disclosing such information (the “Disclosing Party”), the terms of this Agreement and any technical or non-technical confidential or proprietary information disclosed or otherwise made available in any manner by the Disclosing Party to the other party to this Agreement (the “Receiving Party”), or to which the Receiving Party may gain access because of this Agreement, whether disclosed orally, electronically, visually or in writing. “Confidential Information” shall not include information (a) which is or becomes generally known or available by publication without violation of this Agreement; (b) which was known by the Receiving Party before receipt from the Disclosing Party as shown by the Receiving Party’s written records; (c) which is independently developed by the Receiving Party without use of or access to the Disclosing Party’s Confidential Information as shown by the Receiving Party’s written records; or (d) which is lawfully obtained from a third party that has the right to make such disclosure as shown by the Receiving Party’s written records.

Section 6.2 Obligations. The Receiving Party agrees that, except as otherwise required by Applicable Law or order, it will (a) not use, reproduce, or exploit the Confidential Information of the Disclosing Party for any purpose other than performing or receiving Services as specified in this Agreement; and (b) hold all Confidential Information of the Disclosing Party in strict confidence and will not disclose or otherwise make available such Confidential Information to any third party other than its Representatives, third party contractors, advisors, Affiliates, actual or potential investors or financing sources and their advisors and Representatives, and the employees of the Receiving Party or its Representatives, third party contractors, advisors and Affiliates (i) who have a need to know such information for purposes of fulfilling the Receiving Party’s obligations, utilizing or enforcing the Receiving Party’s rights, or utilizing the Services provided, under this Agreement and (ii) who are bound by confidentiality obligations at least as stringent as those contained in this Agreement.

Section 6.3 Compelled Disclosure. In the event that the Receiving Party is required by Applicable Law or court decision, order or judgment to disclose any Confidential Information, the Receiving Party shall (a) to the extent permitted, notify the Disclosing Party in writing as soon as reasonably practicable; (b) reasonably cooperate with the Disclosing Party to preserve the confidentiality of such Confidential Information consistent with Applicable Law and (c) use its reasonable efforts to limit any such disclosure to the minimum disclosure necessary to comply with such Applicable Law or court decision, order, or judgment.

Section 6.4 Termination. Upon termination of this Agreement in accordance with Article XI, the Receiving Party shall destroy all documents and materials in tangible form, and delete all data in electronic form, containing any Confidential Information of the Disclosing Party. Notwithstanding the foregoing, the parties hereto acknowledge that certain systems that may be utilized by a Receiving Party do not easily permit the true purging or deletion of data (e.g., email backup systems). In such cases, the Receiving Party shall be permitted to retain such data so long as such data is not readily available to end users and otherwise remains subject to the confidentiality provisions of Section 6.1 and Section 6.2. In addition, the Receiving Party shall be permitted to retain such copies of Confidential Information as required by Applicable Law or legitimate record retention policies, so long as such Confidential Information is not readily accessible and otherwise remains subject to the confidentiality provisions of Section 6.1 and Section 6.2.

Section 6.5 Data Protection.

(a) The parties are currently parties to a HIPAA Business Associate Agreement and will contemporaneously with the execution of this Agreement execute a Data Processing Addendum pursuant to the GDPR and the UK GDPR (the HIPAA Business Associate Agreement and the Data Processing Addendum will be collectively referred to herein as the “Data Protection Agreements” and each as a “Data Protection Agreement”). After the execution thereof and throughout the period during which a Service Provider Processes any Personal Data protected under the applicable Data Protection Agreement, the parties will keep each such Data Protection Agreement or a mutually agreed upon replacement thereof in force. Each party hereby agrees to comply with the terms of each such Data Protection Agreement with regard to any and all Processing of any Personal Data, as applicable, and if there is any conflict between any provision of any Data Protection Agreement and the terms of this Agreement, the terms of the applicable Data Protection Agreement shall prevail.

(b) Each party shall make, obtain and/or maintain throughout the Term all necessary registration or filings and notifications or consents which such party is obliged to make, obtain and/or maintain pursuant to all applicable Data Protection Laws. Each party shall in its performance under this Agreement abide by all applicable Data Protection Laws.

(c) In furtherance of the foregoing, Service Provider hereby acknowledges and agrees that, in connection with this Agreement, (i) it is a service provider under the terms of the CCPA, (ii) it will only access and process Recipient Personal Data for the business purposes of performing the Services for Recipient and (iii) it is expressly prohibited from retaining, using, or disclosing the Recipient Personal Data for any purpose other than its performance under this Agreement. Each party agrees to provide the other party with all information and cooperation reasonably necessary to allow the other party to abide by all applicable Data Protection Laws.

(d) Recipient warrants to Service Provider that, prior to disclosing any Personal Data to Service Provider hereunder, it has all necessary rights to provide such Personal Data to such party under all applicable Data Protection Laws for any Processing to be performed in relation to the Services, and, without limiting the generality of the foregoing, as applicable, that one or more lawful bases set forth in GDPR or UK GDPR support the lawfulness of the Processing. To the extent required by GDPR or UK GDPR, Recipient shall be responsible for ensuring that all necessary privacy notices are provided to data subjects, and unless another legal basis set forth in GDPR or UK GDPR supports the lawfulness of the Processing, that any necessary data subject consents to the Processing are obtained, and for ensuring that a record of such consents is maintained. Should such a consent be revoked by a data subject, Recipient is responsible for communicating the fact of such revocation to Service Provider, and Service Provider remains responsible for implementing Recipient’s instruction with respect to the processing of such Personal Data. Service Provider represents and warrants to Recipient that, in connection with this Agreement, Service Provider shall not disclose to Recipient any Personal Data (i) protected under the GDPR or the UK GDPR that was collected by Service Provider outside its performance of Services under this Agreement or (ii) in violation of any applicable Data Protection Law.

Section 6.6 Data Security.

(a) The systems and technologies utilized in, or covered by, the parties’ performance under this Agreement fit within one of the following categories: (i) systems and technologies owned, licensed, contracted for or used by Service Provider that may be utilized in the performance of Services but that Recipient(s) does(do) not directly access or use (“Post Only Systems”), (ii) systems and technologies used exclusively by Recipient or its Subsidiaries and for which Service Provider is providing some form of security Services (“Supported Systems”) or (iii) systems and technologies accessed and used by both Recipient and Service Provider and/or one or more of its Affiliates in some manner (“Joint Systems”). The parties acknowledge that there may be systems and technologies for which Service Provider is not providing any security Services and that Recipient is fully responsible for all such systems, tools and processes that are used by Recipient and are not Supported Systems or Joint Systems, if any, (such being “Recipient Only Systems”). Post Only Systems, Supported Systems, Joint Systems and Recipient Only Systems may be collectively referred to herein as the “Systems” or each a “System”. The cyber security duties with regard to the Systems shall be divided as follows: (i) the party that either is (1) exclusively using or (2) if no one party is exclusively using, the party that owned, licensed, or contracted for the underlying technology of the System shall be responsible for securing the System environment and the data and applications held/used therein (e.g., Service Provider is responsible for Post Only Systems and Recipient is responsible for Recipient Only Systems) and (ii) each party accessing or using such System shall be responsible for (x) all access and use by it and its “Users,” which are defined as the employees of, or contractors of a given Party who are accessing and using the System on behalf of, such party, (y) ensuring all such access and use occurs in an appropriately secure manner and through appropriately secure mechanisms and technologies and (z) securing all of the technologies, hardware and equipment used by such party and its Users in the access and use of such Systems as well as any third party service providers or vendors used by such parties (e.g., any co-manufacturing providers, any data center providers, or any SaaS based providers that may be utilized by a party). Furthermore, the parties agree to adhere to those security obligations set forth in Exhibit B.

(b) In addition and supplement to the obligations in Section 2.5 above, as a requirement and condition precedent to Service Provider performing any Services under this Agreement, Recipient must comply with, and maintain throughout the Term, the security and other data protection standards, controls, policies and procedures established and amended by Service Provider from time to time, as the same have been provided to Recipient (the “Security Standards”). Service Provider shall provide to Recipient a commercially reasonable standard of security and data protection as part of the provision of the Services, and, without limiting the generality of the foregoing, comply with, and maintain throughout the Term, the Security Standards. The Security Standards are hereby incorporated herein by reference. An overview of the current Security Standards is provided in Exhibit C.

(c) Promptly upon discovery of (i) an actual or suspected breach of the privacy or security of any Supported Systems, Joint Systems, Recipient Data or Service Provider Data or (ii) any violation of any Data Protection Law with respect to any Supported Systems, Joint Systems, Recipient Data or Service Provider Data (each such incident being a “Security Incident”), the discovering party shall provide written notice without undue delay to the other parties explaining the nature and scope of the Security Incident and shall reasonably cooperate with the other parties in any investigation and remediation that the parties mutually agree are reasonably necessary (including any forensic investigation). The parties hereby acknowledge and agree that if the root cause of a Security Incident (i) developed from any System, technology, equipment, access, use or User for which a party or its Affiliate is responsible hereunder for securing or for ensuring the security of (including a party’s vendor’s or service provider’s systems, technologies or software) (as described in Section 6.6(a), Section 6.6(b), Exhibit B or Exhibit C) or (ii) resulted from any negligent or more culpable act or omission by a party’s or its Affiliate’s or Subsidiary’s employee, contractor, vendor, or other Representative, such party shall be responsible and liable for the costs associated with any investigation and remediation of such Security Incident and any Claims arising therefrom, including, without limitation, (1) costs of any required forensic investigation to determine the cause of the Security Incident, (2) providing notification of the Security Incident to applicable government and relevant industry self-regulatory agencies, to the media (if required by applicable Law) and to individuals whose Personal Data have been disclosed and/or accessed (“Affected Individuals”), (3) providing any other remedies required under applicable Law or otherwise mutually determined appropriate by the parties, including, but not limited to, credit monitoring services to Affected Individuals and operating a call center to respond to questions from Affected Individuals, and (4) any fines or other Liabilities arising therefrom. For the avoidance of doubt, (1) the Liabilities arising from a Joint System, where the root cause did not arise, or cannot be reasonably determined to have arisen, from (i) any System, technology, equipment, access, use or User for which a party or its Affiliate is responsible hereunder for securing or for ensuring the security of or (ii) any negligent or more culpable act or omission of any Person described above, shall be jointly shared by the parties and (2) Service Provider has no obligations under this Section 6.6(c) to Recipient for any Security Incident involving only a Post Only System unless Recipient Data is affected by such Security Incident and Recipient has no obligations under this Section 6.6(c) to Service Provider for any Security Incident involving only a Recipient Only System unless any Service Provider Data is affected by such Security Incident. Notwithstanding the foregoing, or anything in this Agreement to the contrary, a party will have no responsibility for any costs of investigation or remediation or for any other Liabilities arising from a Security Incident to the extent they are due to, or the root cause of the Security Incident arose from, any gross negligence, willful misconduct or fraud of the other party, its Affiliates or their respective employees, contractors, vendors, or other Representatives.

(d) The parties acknowledge that security requirements are constantly changing and that effective security requires frequent evaluation and regular improvements of outdated security measures. The parties will therefore evaluate the measures as implemented in accordance with this Section 6.6 on an on-going basis in order to maintain compliance with the requirements set out herein. The parties will negotiate in good faith the cost, if any, to implement material changes required by specific updated security requirements set forth in applicable Data Protection Laws.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.1 Mutual Representations. Each party represents and warrants to the other parties that it has the requisite corporate or other organizational power and authority to enter into and perform its obligations under this Agreement and has taken all corporate or other organizational action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.

Section 7.2 Disclaimer. Except as expressly set forth in this Agreement, no party makes any representation or warranty to the other parties, express or implied, with respect to the provision or receipt of the Services and all information or other deliverables provided by any party pursuant to this Agreement, including any representation or warranty as to merchantability, fitness for a particular purpose or future results. Each party hereby acknowledges that, other than as expressly provided in this Agreement, the Services and all information or deliverables provided hereunder are being provided “AS IS WHERE IS,” and each party has relied on its own examination and investigation in electing to enter into, and consummate the transactions under, this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Recipient Indemnity. Recipient shall indemnify, defend and hold Service Provider, Service Provider’s Affiliates, Service Provider Personnel and their respective Representatives harmless from and against any and all Losses resulting from any third party claims, Actions, suits or proceedings or from any action, decision, order or judgment by any Governmental Authority (“Claims”) to the extent such Losses are (A) related to failure to support or implement any requested changes to the benefits and payroll administration Services, (B) are related to the Service Provider’s performance of the Services, except in the case of application of Section 8.2(i) – (iv), or (C) caused by Recipient’s (i) violation of any material Applicable Law, (ii) fraud, (iii) willful misconduct or (iv) gross negligence in connection with performing its duties, responsibilities and obligations under this Agreement or breach of Article VI, provided that (a) Service Provider notifies Recipient promptly in writing of the Claim once Service Provider becomes aware of such Claim; (b) Recipient has sole control of the defense and all related settlement negotiations, except that Service Provider must provide prior written consent to any settlement that does not expressly and unconditionally release Service Provider from all Liabilities with respect to such Claim without prejudice or that would be adverse to Service Provider, which consent will not be unreasonably withheld; and (c) Service Provider provides Recipient with all reasonably necessary assistance, information and authority, at Recipient’s reasonable expense, to perform these duties.

Section 8.2 Service Provider Indemnity. Service Provider shall indemnify, defend and hold Recipient, Recipient’s Affiliates and their respective Representatives harmless from and against any and all Losses resulting from any Claims to the extent such Losses are caused by Service Provider’s (i) violation of any material Applicable Law, (ii) fraud, (iii) willful misconduct or (iv) gross negligence in connection with performing its duties, responsibilities and obligations under this Agreement or breach of Article VI, provided that (a) Recipient notifies Service Provider promptly in writing of the Claim; (b) Service Provider has sole control of the defense and all related settlement negotiations, except that Recipient must provide prior written consent to any settlement that does not expressly and unconditionally release Recipient from all Liabilities with respect to such Claim without prejudice or that would be adverse to Recipient, which consent will not be unreasonably withheld; and (c) Recipient provides Service Provider with all reasonably necessary assistance, information and authority, at Service Provider’s reasonable expense, to perform these duties.

ARTICLE IX

LIMITATION OF LIABILITY

Section 9.1 Limitations on Claims. No party shall have any liability to another party under this Agreement unless a Claim is made in writing by the first party within sixty (60) days after the circumstances giving rise to the claim first become known to the first party, or could, with reasonable diligence, have become known to the first party.

Section 9.2 Limitation of Liability. Except as set forth in Section 9.3, (i) in no event shall a party have any liability to another party for any punitive damages, lost profits, diminution of value, consequential damages, special damages, incidental damages, indirect damages, exemplary damages or other similar unforeseen damages, (ii) in no event shall any multiples or similar valuation methodology (whether based on “multiple of profits,” “multiple of earnings,” “multiple of cash flows” or similar terms) be used in calculating the amount of any Liability and (iii) to the maximum extent permitted by Applicable Law, each party’s (which, for the purposes of this Section 9.2, a “party” includes the party, all of the Affiliates of such party and all of its respective Representatives) aggregate liability to another party in connection with this Agreement or any Service under this Agreement shall not exceed the greater of (A) the amounts expected to be paid by Recipient to Service Provider for the Service giving rise to the Liability in the twelve (12) month period following the Effective Date; and (B) amounts paid to such Service Provider under this Agreement for such Service in the twelve (12) month period immediately preceding the event giving rise to the given Claim.

Section 9.3 Exceptions. Notwithstanding anything herein to the contrary, the parties hereby acknowledge and agree that none of the limitations, waivers or restrictions on Losses, Liabilities, damages or Claims set forth in Section 9.1 or Section 9.2 shall apply to or any way affect a party’s Liability for, or a party’s ability to recover for, (i) a material breach of this Agreement arising from any breach of any Underlying Contract or (ii) any breach of, or liabilities arising under, Article VI.

Section 9.4 Acknowledgement of Limitations. Each party agrees that in the absence of limitations of liability and claims and waivers of damages set forth in this Article IX, the economic and other terms of this Agreement would be substantially different.

ARTICLE X

INTELLECTUAL PROPERTY

Section 10.1 Service Provider Intellectual Property. To the extent Service Provider uses any know-how, processes, technology, trade secrets or other Intellectual Property Rights owned by or licensed to Service Provider or any of its Affiliates (“Service Provider IP”) in providing the Services, Service Provider IP and any derivative works of, or modifications or improvements to, Service Provider IP conceived or created by Service Provider or its Affiliates (“Improvements”) shall, as between the parties, remain the sole property of Service Provider. Recipient shall and hereby does assign to Service Provider, and agrees to assign automatically in the future upon first recordation in a tangible medium or first reduction to practice, all of Recipient’s right, title and interest in and to all Improvements, if any. Service Provider hereby, on behalf of itself and its Affiliates, grants to Recipient and its Affiliates a worldwide, nonexclusive, nontransferable and royalty-free right and license, during the term of the applicable Service, to use, reproduce, distribute and display, as applicable, all Service Provider IP and Improvements, solely to the extent and for the duration necessary to enable Recipient and its Affiliates to receive, use and utilize the Services.

Section 10.2 Recipient Intellectual Property. New BellRing hereby, on behalf of itself and its Subsidiaries, grants to Service Provider and its Affiliates a worldwide, nonexclusive, nontransferable and royalty-free right and license, during the term of the applicable Service, to use, reproduce, distribute and display, as applicable, the Recipient Intellectual Property solely as necessary for the performance of the Services.

Section 10.3 Reservation of Rights. All rights not expressly granted herein are reserved.

ARTICLE XI

TERM, TERMINATION

Section 11.1 Term of Agreement; Early Termination of Services. This Agreement shall terminate three (3) years from the Effective Date (such three (3) year period, the “Term” and any one (1) year period within the Term, a “Term Year”), unless sooner terminated by the parties as set forth in this Agreement, including this Article XI, and subject to Section 3.4. Upon mutual written consent of the parties, the parties may renew this Agreement for additional three (3) year or shorter terms. Some Services shall be provided for a period of less than three (3) years if so specified by the applicable Services Schedule. Recipient may elect to terminate Service Provider’s provision of all or any portion of the Services (or any Service) by providing Service Provider written notice of such election at least sixty (60) days in advance of the effective date of termination of any such Service (unless Service Provider agrees to shorten or waive such notice period in writing); provided, however, that the written notice period shall be at least ninety (90) days in advance of the effective date of termination of the benefits and payroll administration services. Service Provider may elect to terminate all or any portion of the Services (or any Service) by providing Recipient written notice of such election at least six (6) months in advance of the effective date of termination (unless Recipient agrees to shorten or waive such notice period in writing) (such period being the “Service Provider Notice Period”); provided, however, that if during the Service Provider Notice Period, after working in good faith to transition the terminated Service or Services, Recipient reasonably believes it will be unable to complete such transition by the end of the Service Provider Notice Period, Recipient may request to extend the termination date, and thus extend the Service Provider Notice Period, for a reasonable period of time, in order for Recipient to complete the transition of the terminated Service or Services. Such request to extend will be made by Recipient’s delivery of written notice of such request to Post prior to the end of the initial Service Provider Notice Date. Promptly after Post’s receipt of such request, the parties will negotiate in good faith with regard to whether to extend beyond the Service Provider Notice Period and the period of time for which the termination date and the Service Provider Notice Period will be extended, if any. For the purposes of this Section 11.1, each row in the Services Schedule is considered a single Service unless otherwise described in the Services Schedule. If Recipient provides written notice to Service Provider that it desires to terminate a portion of the Services or a Service or Service Provider provides written notice to Recipient that it desires to terminate a portion of the Services or a Service, the parties shall cooperate in good faith to determine what the portions of the Services may terminated, if any, or what additional Services will also need to be terminated along with such Services (it being understood that Recipient or Service Provider, as the case may be, shall only be permitted to terminate a portion of a Service to the extent that it does not materially change Service Provider’s provision of related Services and that certain inter-related Services may only be terminated as a whole). In addition to the foregoing, if Service Provider discontinues providing a given Service for its own operations, Service Provider may, upon at least sixty (60) days’ notice to Recipient, terminate providing such Service hereunder (e.g., if Service Provider is no longer providing online training services for its own employees, Service Provider may, upon sixty (60) days’ notice, terminate any online training services that are Services hereunder). In addition to other termination rights, this Agreement will automatically terminate when all Services have been terminated hereunder.

Section 11.2 Termination upon Breach. In the event of a material breach of this Agreement by a party (the “Breaching Party”), the party claiming the breach (the “Claiming Party”) shall give written notice of such breach to the Breaching Party, which shall have sixty (60) days to cure such breach or, if such breach is capable of cure within a commercially reasonable period of time but cannot reasonably be expected to be cured within sixty (60) days, the Breaching Party shall have sixty (60) days to undertake all available and appropriate action to begin the cure of the breach and shall proceed as promptly as practicable thereafter to effect the cure. In the event of such cure, the notice of breach shall be rescinded. If, however, the breach is not cured as set forth herein, the Claiming Party may then pursue any and all remedies available to it under this Agreement based on such uncured breach, including the right to terminate this Agreement effective on a date of termination prior to the end of the Term established by the Claiming Party. Notwithstanding the foregoing provisions of this Section 11.2, Service Provider shall have the right to terminate this Agreement immediately if Recipient fails to make any payment due to Service Provider hereunder within five (5) Business Days after receipt of written notice of such failure, unless the amount in issue is subject to a bona fide dispute between the parties. For the avoidance of doubt, if the amount of any such payment is subject to a bona fide dispute, Recipient shall continue to make all other payments hereunder that are not subject to such dispute in accordance with the terms of this Agreement.

Section 11.3 Termination upon Mutual Agreement. This Agreement may be terminated at any time upon mutual agreement of the parties.

Section 11.4 Termination upon Bankruptcy. Service Provider and Recipient may terminate this Agreement immediately upon the filing by any court of competent jurisdiction (a) of a decision, order or judgment adjudicating the other bankrupt; (b) appointing a trustee or receiver of a substantial part of the property of the other or (c) approving a petition for, or effecting an arrangement in, bankruptcy or any other judicial modification or alteration of the rights of creditors of the other, which remain undismissed or unstayed after sixty (60) days.

Section 11.5 Termination upon Recipient Change of Control Transaction. Upon the occurrence of a Recipient Change of Control of New BellRing or any other Recipient(s), Service Provider shall have the right, upon delivery of written notice to New BellRing or the particular Recipient(s), as the case may be, to terminate this Agreement and/or the Services provided hereunder, in whole or in part as to the particular Recipient(s) suffering the Recipient Change of Control. Notwithstanding the foregoing, if a Recipient sells a business line or operating division, then Service Provider shall have the right, upon delivery of written notice to such Recipient, to terminate the Services provided hereunder to such business line or operating division, in whole or in part, as determined by Service Provider. In addition, to the extent that Canadian Services are provided pursuant to this Agreement, upon the occurrence of a Canadian Change of Control, Service Provider shall have the right, upon delivery of written notice to New BellRing or the particular Recipient(s), as the case may be, to terminate the Canadian Services (as defined in the Services Schedule), in whole or in part, as determined by Service Provider. As used in this Section 11.5, a “Canadian Change of Control” shall have occurred in the event any transaction or series of transactions (however structured or evidenced) is/are consummated which (a) result in Post or one of its wholly-owned subsidiaries no longer controlling more than 50% of the combined voting power of the capital stock of Post Foods Canada Inc. entitled to vote generally in the election of directors of Post Foods Canada Inc. or any successor thereto or (b) involve the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of Post Foods Canada Inc. Notwithstanding the foregoing, if, at the time of a Canadian Change of Control, Post or one of its wholly-owned subsidiaries has an additional wholly-owned Canadian subsidiary that employs at least ten (10) employees in Ontario, a Canadian Change in Control shall not cause Service Provider to terminate the Canadian Services that are specified as dedicated or additional sales support in the Services Schedule, although such Canadian Services may cease for up to sixty (60) days (and Service Provider shall not be deemed to have breached this Agreement on account of that cessation of Canadian Services) while such Canadian Services are transitioned.

Section 11.6 Termination upon Post Change of Control Transaction. Upon the occurrence of a Post Change of Control, Post, or its successor in interest, shall have the right to terminate this Agreement and the Services provided hereunder upon delivery of written notice to New BellRing.

Section 11.7 Effect of Termination. Upon termination of this Agreement, Recipient shall pay all amounts outstanding for Services that have been provided by Service Provider as of the effective date of termination. Upon the termination of any Service or this Agreement, Service Provider and Recipient shall cooperate in good faith to effect an orderly transition of the applicable Service(s) to Recipient or its designee and Service Provider and Recipient shall negotiate in good faith with regard to a plan and agreement for (i) the transition and migration of the given Services from Service Provider’s systems, facilities or hosting environments to the systems, facilities and hosting environments of Recipient (or its designee), as applicable, (ii) any Services that will be performed by Service Provider with regard thereto and (iii) the fees and costs that will be paid and/or reimbursed by Recipient for such Services.

Section 11.8 Survival. Section 2.6, Section 2.7, Section 3.2, Section 3.3, Section 5.2 and Section 7.2, Article I, Article IV, Article VI, Article VII, Article VIII, Article IX, Article X, this Article XI and Article XII shall survive any termination or expiration of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Force Majeure. Service Provider shall not be liable for any failure of performance attributable to acts or events (including acts of God, war, terrorist activities, conditions or events of nature, pandemics (including the COVID-19 pandemic), industry wide supply shortages, civil disturbances, work stoppage, power failures, failure of telephone lines and equipment, fire and earthquake or any Applicable Law or decision, order or judgment of any Governmental Authority) beyond its reasonable control which impair or prevent in whole or in part performance by Service Provider hereunder. In the event that Service Provider is unable to perform its duties and obligations hereunder as a result of an event of force majeure, as described in the first sentence of this Section 12.1, Service Provider shall, as promptly as reasonably practicable, give written notice of the occurrence of such event to Recipient and shall use its commercially reasonable efforts to resume the Services at the earliest reasonably practicable date. Service Provider shall not be liable for the nonperformance or delay in performance of its obligations under this Agreement to the extent such failure is due to such a force majeure event and Service Provider has used its commercially reasonable efforts to resume the Services at the earliest reasonably practicable date; provided that, if Service Provider fails to perform any Service for fifteen (15) days or more, then Recipient shall have the right to promptly terminate its receipt of such Service upon notice to Service Provider.

Section 12.2 Relationship of the Parties. This Agreement does not create a fiduciary relationship, partnership or joint venture between Post, on the one hand, and New BellRing, Old BellRing and BellRing LLC, on the other hand, and does not make Post, on the one hand, or New BellRing, Old BellRing and BellRing LLC, on the other hand, the agent of the other for any purpose whatsoever. All Services provided by Service Provider hereunder are provided by Service Provider as an independent contractor. This Agreement does not give any party the authority to commit the other parties to any binding obligation or to execute, on behalf of the other parties, any agreement, lease or other document creating legal obligations on the part of the other parties, and no party shall represent to any third party that it has such authority.

Section 12.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 12.4 Actions and Proceedings. Each of the parties irrevocably agrees that any legal action or proceeding brought by any party with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another party or its successors or assigns, shall be brought and determined exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court. Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding brought by any party with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 12.4, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) waives, to the fullest extent permitted by Applicable Law, any claim that (i) such suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this

Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties irrevocably agrees that, subject to any available appeal rights, any decision, order or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order or judgment. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 12.6.

Section 12.5 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE PARTIES’ RELATIONSHIP HEREUNDER OR SERVICES PROVIDED UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PARTIES’ RELATIONSHIP HEREUNDER OR SERVICES PROVIDED UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANOTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 12.5.

Section 12.6 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case, notice will be sent to:

If to Post:

Post Holdings, Inc.

2503 S. Hanley Road

St. Louis, MO 63144

Attention: General Counsel

E-mail: diedre.gray@postholdings.com;

If to New BellRing, Old BellRing or BellRing LLC:

BellRing Brands, Inc.

2503 S. Hanley Rd.

St. Louis, MO 63144

Attention: General Counsel

E-mail: craig.rosenthal@bellringbrands.com

or to such other address(es) as shall be furnished in writing by any such party to the other party in accordance with the provisions of this Section 12.6.

Section 12.7 Successors and Assigns; Benefit.

(a) No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties hereto and any attempted assignment without the required consent shall be void; provided, however, that any party may assign, in whole or in part, this

Agreement and its rights and obligations hereunder without notice or the prior written consent of the other party to any Affiliate of such party provided the assigning party shall remain liable hereunder following any such assignment.

(b) This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder. Nothing herein shall or shall be deemed to amend any benefit plan of any the parties hereto.

Section 12.8 Amendment and Restatement; Entire Agreement; Amendments; Waiver.

(a) This Agreement amends and restates the Original Agreement. Through the execution of this Agreement, each of the parties acknowledges and agrees that the Original Agreement is superseded and replaced in all respects by this Agreement and, as of the Effective Date, the Original Agreement is of no further force or effect.

(b) This Agreement, the Exhibits to this Agreement and the Transaction Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and, except to the extent specifically set forth herein, supersede all prior agreements and understandings relating to such subject matter. In the event of any conflict between this Agreement and the Exhibits to this Agreement, this Agreement shall control.

(c) Except as otherwise provided in this Agreement, no amendment, supplement, modification or cancellation of this Agreement shall be effective unless it shall be in writing and signed by each party hereto. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by such party, granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(d) During the term of this Agreement, there may be a Change in Circumstance (as defined below) that may require Service Provider, in its discretion, to modify, amend or change the Services provided hereunder. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Circumstance during the term of this Agreement, without the consent of Recipient, Service Provider may amend the given Services Schedule of this Agreement upon written notice to Recipient to the extent necessary to comply with such Change in Circumstance. Without limiting the foregoing, if the Change in Circumstance results in additional costs to Service Provider for providing the Services hereunder, then Service Provider may increase the fees and costs set forth on the applicable Services Schedule in amounts as will compensate Service Provider for such additional costs; provided, however, that such additional costs are borne on a pro rata basis by each of Recipient and Service Provider and its Affiliates receiving or utilizing such services, as applicable, to the extent such Change in Circumstance affects the provision of such services by Service Provider to itself or to such Affiliates, as well as to Recipient. Any amendment made in accordance with this Section 12.8(d) shall be effective as of the date specified in the notice of such amendment. “Change in Circumstance” shall mean any change in any Applicable Law, whether by adoption of a new Law, the amendment, modification, expiration or repeal of an existing Law or the reversal of a Law by a Governmental Authority.

Section 12.9 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 12.10 Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by electronic mail, and an electronic copy of this Agreement or of a signature of a party shall be effective as an original.

Section 12.11 Other Agreements. This Agreement is not intended to amend or modify, and should not be interpreted to amend or modify in any respect, the rights and obligations of the parties under the Transaction Agreement or any of the Ancillary Agreements.

Section 12.12 Specific Performance. The parties hereto agree that irreparable damage could occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to specific enforcement of the performance of the terms and provisions hereof.

Section 12.13 No Right of Setoff. Each of the parties hereto hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to the other party(ies) under this Agreement against any other amount owed (or to become due and owing) to it by the other party(ies).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

POST:

Post Holdings, Inc.

By:
Name: Diedre J. Gray
Title: Executive Vice President, General Counsel and
Chief Administrative Officer, Secretary

NEW BELLRING:

BellRing Brands, Inc.

By:
Name:
Title:

OLD BELLRING:

BellRing Intermediate Holdings, Inc.

By:
Name:
Title:

BELLRING LLC:

BellRing Brands, LLC

By:
Name:
Title:

[SIGNATURE PAGE TO MASTER SERVICES AGREEMENT]